Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), entered into as of August 24, 2020 and effective as of August 24, 2020 (the “Effective Date”) is by and between Nephros, Inc., a Delaware Corporation (“Nephros”) and Daron G. Evans (“Consultant”).

WHEREAS, Nephros desires to engage Consultant as a consultant under the terms and conditions of this Agreement, and Consultant desires to be engaged by Nephros in such capacity:

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Services. The nature of the services to be performed by Consultant and the deliverables to be provided (collectively, the “Services”), as well as the timing, cost, and payment schedule, shall be as specifically set forth in Schedule A.

2. Term. The initial term of this Agreement shall commence on the Effective Date and continue in full force and effect through August 31, 2021 (as may be renewed, the “Term”) unless earlier terminated pursuant to Section 3. Prior to the expiration of the Term, this Agreement may be renewed under the same terms and conditions only by the mutual written agreement of Nephros and Consultant.

3. Termination. Nephros may terminate this Agreement at any time upon written notice to Consultant. Consultant may terminate this Agreement at any time upon ten (10) days’ written notice to Nephros. Upon the effective date of the termination or expiration of this Agreement, Consultant shall immediately cease all Services, deliver to Nephros all work in progress and return all Confidential Information (as defined below). Nephros’s sole obligation to Consultant upon termination of this Agreement shall be to pay Consultant, subject to Section 4, any monies due for satisfactory work actually performed and reasonable expenses actually incurred (with the prior written authorization of Nephros) prior to the effective date of such termination. Any excess amounts previously paid shall be promptly refunded to Nephros.

4. Fees. Nephros shall pay Consultant the fees and other amounts for the Services actually performed by Consultant, and related expenses, in each case as set forth on Schedule A. Payments by Nephros shall exclude all sales, use, value added or other similar taxes or duties payable in connection with the Services, any and all of which shall be the sole responsibility of Consultant.

5. Conflicts. If any potential conflicts arise with any of Consultant’s other current or future clients, Consultant will promptly disclose this to Nephros in writing, and the parties will address how to proceed.

6. Representations, Warranties and Covenants.

(a) Each of Nephros and Consultant represents and warrants that: (i) such party has full power and authority to enter into this Agreement; and (ii) the execution, delivery and performance of this Agreement do not and will not (A) require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with, any court or governmental authority, department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any other person or entity, which has not yet been obtained or (B) violate or conflict with any law or any agreement entered into by it.

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(b) Consultant shall comply with all applicable state, federal and local laws and executive orders and regulations in the performance of this Agreement. Consultant shall notify Nephros immediately if the Consultant’s work becomes the subject of a government audit or investigation. Consultant represents that the Consultant has not been indicted or convicted of fraud or any other felony arising out of a contract with the federal government.

(c) Consultant will not engage in any activity, which represents a conflict of interest, or the appearance of a conflict of interest, in the performance of this Agreement. Consultant represents and warrants that it has read, understands and will comply with FAR 9.5 “Organizational and Consultant Conflicts of Interest.” Consultant will immediately advise Nephros in writing prior to divulging any information that may violate this regulation.

7. Indemnification. Consultant shall indemnify and hold harmless Nephros and its affiliates, and its and their respective directors, officers, managers, agents and employees against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards; costs; expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses or disbursement in giving testimony or furnishing documents in response to a subpoena or otherwise), including; without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Nephros is a party), directly or indirectly, caused by, relating to, based upon or arising out of or in connection with: (i) any material breach of this Agreement by Consultant; (ii) any willful misconduct or gross negligence by Consultant under this Agreement; or (iii) any act by Consultant in connection with Consultant’s engagement with Nephros that is outside the scope of Consultant’s authority hereunder.

8. Confidentiality.

(a) Consultant acknowledges and agrees that Consultant has or will have access to information concerning the technical, business and financial activities of Nephros and to information provided by Nephros regarding third parties. Such information, together with all information relating to the Services, whether documentary, oral, written, graphic or electronic form, or by way of demonstrations or models, whether acquired by Consultant before or after the Effective Date, shall be deemed to be and referred to as “Confidential Information”. Consultant agrees that as between Consultant and Nephros, all Confidential Information, patents and other rights in connection therewith shall be the sole property of Nephros. Consultant agrees to: (i) to hold in strict confidence and not disclose Confidential Information or any information derived therefrom to any third party, except as approved in writing by Nephros; (ii) to use the Confidential Information for no purpose other than for performing Consultant’s duties hereunder and in the best interests of Nephros; and (iii) not to copy, reverse engineer, reverse compile or attempt to derive the composition or underlying information, structure or underlying information, structure, or ideas of any Confidential Information. Upon the expiration or termination of this Agreement, Consultant will promptly deliver to Nephros all documents, notes and materials of any nature pertaining to Consultant’s work with Nephros, and Consultant will not keep any documents or materials or copies thereof containing any Confidential Information. Consultant shall immediately notify Nephros upon discovery of any loss or unauthorized disclosure of the Confidential Information.

(b) Consultant acknowledges that any violation of this Section 8 will cause Nephros immediate and irreparable harm which monetary damages cannot adequately remedy. Therefore, upon any actual or impending violation of the provisions contained in this Section, Consultant consents to the issuance by any court of competent jurisdiction of a restraining order or other injunction, without bond, restraining or enjoining such violation by Consultant. Consultant understands and acknowledges that such relief is additional to and does not limit the availability to the other party of any other remedy.

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9. Assignment of Rights. Consultant hereby assigns and agrees to assign to Nephros all of Consultant’s rights to any work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefore, prototypes and other materials (hereinafter, “Items”), including without limitation any and all such Items generated and maintained on any form of electronic media, generated by Consultant while engaged by Nephros, whether in the course of Consultant’s engagement, with the use of Nephros’s time, material or facilities, or in any way within or related to the existing or contemplated scope of Nephros’s business. Consultant also assigns and agrees to assign to Nephros all of Consultant’s rights to any discoveries, inventions and improvements (hereinafter “Inventions”), whether patentable or not, made, conceived or suggested, either alone or jointly with others, by Consultant while engaged by Nephros, whether in the course of Consultant’s engagement, with the use of Nephros’s time, material or facilities, or in any way within or related to the existing or contemplated scope of Nephros’s business. Any Item or Invention directly derivative of Nephros’s planned or existing products or services, developed or under development during Consultant’s engagement and made, conceived or suggested by Consultant, either alone or jointly with others, within one (1) year following termination of Consultant’s engagement under this Agreement or any successor agreements shall be irrebuttably presumed to have been made, conceived or suggested in the course of Consultant’s engagement and with the use of Nephros’s time, materials or facilities.

10. Insider Trading, Etc. Consultant recognizes that in the course of Consultant’s duties hereunder, Consultant may receive from Nephros or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. Consultant agrees that Consultant will not, without prior written consent of Nephros, perform any of the following:

(a) purchase, trade, offer, pledge, sell, contract to sell or to purchase or “short” or “short against the box” (as such terms are generally understood in the securities markets), or otherwise dispose of or acquire any securities of the Company or options or other derivative securities in respect of such securities while in possession of relevant material, non-public information received from the Company or others in connection herewith;

(b) provide Nephros with information with respect to any public company that may be considered material, non-public information; and

(c) provide any person with material, non-public information, received from Nephros, including any relative, associate, or other individual who intends to, or may: (i) trade securities with respect to Nephros which is the subject of such information; or (ii) otherwise directly or indirectly benefit from such information.

11. Disclosure. Neither Consultant nor any person or entity acting on behalf of the Consultant shall issue any press releases or any other public statements with respect to this Agreement, the terms hereof or any of the transactions contemplated hereby.

12. Governing Law; Venue. This Agreement shall be governed by the laws of the State of New Jersey applicable to contracts entered into and to be performed within New Jersey. The parties hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the federal and state Courts located in State of New Jersey for any action, suit or proceeding arising out of or related hereto. Each of the parties agrees not to commence any legal proceeding related hereto except in such Courts. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Courts that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum. Each of the parties irrevocably waives any right it may have to a trial by jury in any such action, suit or proceeding.

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13. Independent Contractor. Consultant is acting solely and an independent contractor hereunder and has no authority to bind, represent, obligate or act on behalf of Nephros. Consultant shall not be entitled to any benefits afforded by Nephros to its employees or to workers’ compensation or similar benefits or insurance protection. Consultant, as an independent contractor, shall determine the method, details, and means of performing any services furnished pursuant to this Agreement, but the Services contemplated herein shall meet the approval of Nephros, and be subject to the right of inspection for Nephros to secure satisfactory completion thereof.

14. Taxes, Etc. Consultant agrees that Consultant is solely responsible for paying when due all income taxes, including estimated taxes, payroll taxes, insurance and other taxes incurred as a result of or in connection with the compensation paid by Nephros to Consultant for services rendered under this Agreement and no income or employment tax withholdings will be deducted from such payments. Consultant hereby indemnifies, and undertakes to defend and hold Nephros free and harmless from and against any demands or claims for any taxes, interest or penalties assessed by any taxing authority with respect to sums paid to Consultant pursuant to this Agreement.

15. No Assignment. Consultant shall not subcontract, delegate or assign this Agreement or any portion thereof. This Agreement shall inure to the benefit of and be binding on Nephros, Consultant and their respective permitted successors and assigns.

16. Notices. All notices required or permitted to be given under this letter will be deemed sufficiently and validly made if given by certified mail, postage prepaid, return receipt requested, or by international overnight carrier or by fax or email, and addressed to the following individuals:

As to Nephros:	Nephros, Inc.
380 Lackawanna Place
South Orange, NJ 07079
Attention: Andy Astor, CEO
(201) 345-0824
andy@nephros.com

As to Consultant:	Daron G. Evans
[Omitted]

17. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

18. Entire Agreement. This Agreement sets forth all the terms and conditions of the agreement between the parties with respect to its subject matter, and supersedes any and all prior oral or written understandings, arrangements and agreements with respect thereto, all of which are merged herein. Consultant’s services are personal in nature, and Consultant may not assign its rights or delegate its obligations hereunder, in whole or in part, without the prior written consent of Nephros in each instance, which consent may be withheld in Nephros’s sole and absolute discretion. Consultant’s obligations under this provision shall survive the expiration or termination of this Agreement.

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19. Amendments. No amendments to or modifications of or waivers under this Agreement shall be valid or binding unless made in a writing signed by both parties and expressly stating that it, he/she or they, as the case may be, intend to amend or modify, or waive a right under, this Agreement.

20. Counterparts. This Agreement may be signed in one or more counterparts (whether original, facsimile or electronic copies), each of which when executed and delivered will constitute an original, but all of which will constitute one and the same agreement.

21. Survival. Sections 7 through 20 inclusive, as well as any other terms of this Agreement that expressly extend or by their nature should extend beyond termination or expiration of this Agreement, shall survive and continue in full force and effect after any expiration or earlier termination of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

Nephros, Inc.

By:	/s/ Andrew Astor	By:	/s/ Daron Evans
	Andy Astor, CEO		Daron Evans, Consultant
Nephros, Inc.

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Schedule A

Statement of Services

Fees and Expenses

1. Services. Consultant’s services shall include, without limitation, the following activities:

a.	Expert consulting on both the science and commercialization of Nephros’s pathogen detection systems products, including but not limited to PluraPath, SequaPath, and DialyPath;
b.	Expert consulting on both the science and commercialization of other Nephros businesses, including but not limited to its water filtration business; and
c.	Other expert consulting as requested.

2. Fees and Expenses. Nephros shall compensate Consultant for services rendered pursuant to this Agreement as follows:

2.1 Fees. Nephros shall pay Consultant a retainer for work performed at the rate of $8,333.33 per month. Consultant agrees to be available to provide services under this Agreement as needed. Nephros will pay fees to consultant on a monthly basis.

2.2 Expense Reimbursements. Nephros agrees to reimburse Consultant for pre-approved reasonable business expenses incurred by Consultant in performing the Services as approved by Nephros in writing. No expenses shall be reimbursed without proper documentation.